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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



   We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of IKOS Systems, Inc. that is made a part of the Registration Statement (Amendment No. 2 to Form S-4) and Prospectus of Synopsys, Inc. for the registration of Synopsys shares of common stock and to the incorporation by reference therein of our report dated October 29, 2001 (except for the last six paragraphs of Note 11, as to which the date is December 14, 2001, and the last paragraph of Note 12, as to which the date is December 7, 2001) with respect to the consolidated financial statements and schedule of IKOS Systems, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2001, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

San Jose, California

February 4, 2002